EXHIBIT 10.50
AGREEMENT OF TERMINATION, FULFILLMENT, AND SETTLEMENT OF THE PRIVATE AGREEMENT SUBJECT TO CONDITION PRECEDENT DATED OCTOBER TWENTY ONE OF 2020, ENTERED INTO BETWEEN GOLLEK SERVICIOS, S.C. (“GOLLEK”) AND MR. VICTOR HUGO MARROQUIN CADE, HEREINAFTER REFERRED TO JOINTLY AS “THE PARTIES”, IN ACCORDANCE WITH THE FOLLOWING RECITALS AND CLAUSES.

RECITALS

I.On October 21, 2020, the Parties entered into a private agreement subject to conditions (the "Agreement") through which the Parties assumed a commitment that gives rise to a single and extraordinary payment obligation, but subject to the signing of the employment contract with GOLLEK, the ratification of the Agreement, and the fulfillment of certain terms and conditions agreed upon therein, documents which are attached for reference under Annex A.

I.On November 3, 2020, the Parties ratified the content of the Agreement before the notary public Lic. Francisco de A. Gonzalez Perez, holder of notary number 15 of the City of Queretaro, Mexico, ratification which is under deed number 40,839 volume 661.

I.On November 1, 2020, Mr. VICTOR HUGO MARROQUIN CADE entered an individual employment contract with GOLLEK SERVICIOS, S.C., currently holding the position of SVP & PRESIDENT, Kellanova Latin America.

I.VICTOR HUGO MARROQUIN CADE acknowledges that to date he has been paid all wages and labor benefits due to him in accordance with the law, the company's policies, and his Employment Contract, therefore GOLLEK has fulfilled all its employer obligations to date.

I.It is the will of the Parties, as it suits their interests, to terminate the Agreement under the terms established in the following:

CLAUSES

FIRST. Both parties declare and manifest their full agreement to terminate the Agreement and, therefore, to settle the payment established in favor of Mr. VICTOR HUGO MARROQUIN CADE, in the first paragraph of the first clause of said document.

Therefore, GOLLEK will pay to VICTOR HUGO MARROQUIN CADE the net amount of US$989,165.18 (nine hundred eighty-nine thousand, one hundred sixty-five dollars and 18/100) as set forth in the Agreement (the "Payment Obligation"), which will be payable in two installments in Mexican pesos at the exchange rate in effect on the dates that payment is executed, as described below, in each case subject to VICTOR HUGO MARROQUIN CADE's continued employment with GOLLEK through the applicable date of payment:

I.The net amount of $494,582.59 dollars no later than December 28, 2024.
II.The net amount of $494,582.59 dollars, payable in 2025 but no later than January 31, 2025

It is established that these amounts will be delivered as a unique and extraordinary payment derived from the settlement of the Agreement, obliging in any case VICTOR HUGO MARROQUIN CADE to deliver the settlement receipts and release of responsibilities in favor of GOLLEK SERVICIOS, S.C., with the understanding that once the payments listed above have been made, the Payment Obligation shall be deemed fully satisfied and fulfilled by GOLLEK SERVICIOS, S.C., subject to the terms and conditions of this document.

SECOND. The parties agree that the confidentiality, non-compete, and non-solicitation obligations set forth in Clause First subsection c) sub-subsections i) and ii) and in Annex B ("Confidentiality and Non- Compete Model Clause") of the Agreement will remain in force and will therefore survive the termination of the Agreement.

THIRD. VICTOR HUGO MARROQUIN CADE declares his full agreement with the values established in this document, its terms and conditions of payment, as well as his absolute understanding and agreement that the confidentiality, non-compete, and nonsolicitation obligations established in the Agreement and its Annex 8 will remain and therefore survive.

Likewise, VICTOR HUGO MARROQUIN CADE agrees and is obliged to maintain the strictest confidentiality regarding the content and scope of this document.

Likewise, VICTOR HUGO MARROQUIN CADE agrees and is obliged to maintain the strictest confidentiality regarding the content and scope of this document.

FOURTH. The parties declare that there has been no injury, fraud, violence, error, or any other vice that could affect the existence or validity of this document, including the express declaration that there is no waiver of rights or unilateral reduction of labor conditions, reiterating that everything stated is the result of a free and conscious agreement between the Parties, who are in agreement with all its terms and they commit to ratify its content before the notary public chosen by GOLLEK.

FIFTH. For the execution and/or any dispute arising from the interpretation of this document, the parties agree that the Spanish version will rule over any other, and it will be resolved in accordance with the applicable legislation, before the competent courts of the City of Santiago de Queretaro, Queretaro, Mexico, waiving any other jurisdiction that may correspond to them by their present or future domicile.

THIS AGREEMENT IS SIGNED ON DECEMBER 09, TWO THOUSAND AND TWENTY-FOUR, IN THE CITY OF SANTIAGO DE QUERETARO, MEXICO.

BY GOLLEK SERVICIOS, S.C.:	ON HIS OWN BEHALF:
/s/ Cristian Colin Vazquez	/s/ Victor Hugo Marroquin Cade
CRISTIAN COLIN VAZQUEZ	VICTOR HUGO MARROQUIN CADE